EXHIBIT 10.43

[SCICLONE LETTERHEAD]

January 16, 2013

Gary Titus

950 Tower Lane, Suite 900

Foster City, CA 94404

Re:	Stay Bonus

Dear Gary,

Your services and contribution to SciClone Pharmaceuticals, Inc. (the “Company”) are highly valued. We wish to reward you for your continuing efforts and performance and to provide you an incentive to remain with the Company, particularly to assist with the closing of the Company’s 2012 consolidated financial statements, the completion of the 2012 audit and the preparation and filing of the of the Company’s Form 10-K for the fiscal year ended December 31, 2012. As a result, we have decided to offer you a retention bonus because we believe you are an important part of the Company’s future success. This letter sets forth the terms upon which the Company may make a retention bonus payment to you.

Provided that (i) you remain employed with the Company through the applicable dates described below, (ii) you have executed (a) a general release of known and unknown claims in the form attached hereto as Exhibit A and (b) a resignation from all of your positions with the Company, in a form satisfactory to the Company, and (iii) you have complied with all of the terms and conditions of your employment and this letter, you will be entitled to receive, in addition to the compensation and benefits you earned through the date of your termination, the following benefits:

1. If you remain employed with the Company through the date of filing of the Company’s Form 10-K for the fiscal year ended on December 31, 2012, you will be entitled to receive a lump sum cash payment of $100,000, subject to standard payroll deductions and withholdings, which shall be payable on the next payroll date after the filing of the Company’s Form 10-K (the “10-K Stay Bonus”).

2. If you remain employed with the Company through May 31, 2013, you will be entitled to receive the following benefits (collectively, the “May 31 Stay Bonus”):

(a) a lump sum cash payment of $100,000, subject to standard payroll deductions and withholdings, which shall be payable on the next payroll date on or after May 31, 2013;

(b) a continuation of payments equal to your base salary and health care benefits in effect on May 31, 2013, until the earlier of (i) six (6) months after May 31, 2013 or (ii) the date on which you commence new full-time employment after the termination of your employment with the Company. These payments will be made on the Company’s ordinary payroll dates starting with the first pay date after the termination date, and will be subject to standard payroll deductions and withholdings and less any salary you may receive for part-time employment;

(c) the post-termination exercise period for any of your Company stock options that are vested as of May 31, 2013 will be extended to twelve (12) months.

3. In addition, the Company and you agree that:

(a) if the Company’s Form 10-K has not been filed prior to May 31, 2013 due to circumstances beyond the Company’s control and subject to your best efforts to ensure the filing of the Form 10-K prior to May 31, 2013, you will be entitled to receive the Form 10-K Bonus, subject to standard payroll deductions and withholdings, payable not later than 30 days after May 31, 2013; and

(b) if the Company hires a full-time Chief Financial Officer (“New CFO”) prior to May 31, 2013, you will be entitled to the May 31 Stay Bonus and if not previously paid, the 10-K Stay Bonus,

(c) in exchange for the consideration hereunder you agree to provide Consulting Services as an independent contractor as it reasonably requests and at such times as do not interfere with your job search or any employments, all in connection with the transition of the New CFO to include (i) two weeks of full time services following the hiring of a new Chief Financial Officer, if the New CFO joins prior to May 31, 2013 and (ii) up to 5 days a week or 40 total hours per month in the three (3) months following the retention of a New CFO (not to extend beyond the period during which you continue to receive continuation of payments under Section 2(b) above). If you become employed full time prior to the end of the third month of the New CFO’s employment, you will make a reasonable effort to consult with the Company to assist in the New CFO’s transition, but only upon terms and for consideration mutually agreed in writing.

The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of California. No provision of this letter agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this letter agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

In the event of any dispute or claim relating to or arising out of this letter agreement, you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in San Mateo County, California. Judgment upon any decision or award rendered by the arbitrator may be entered in any court having jurisdiction over the matter. You and the Company knowingly and willingly waive their respective rights to have any such disputes or claims tried to a judge or jury.

Sincerely,

SciClone Pharmaceuticals, Inc.

By:	/s/ Friedhelm Blobel
Name:	Friedhelm Blobel
Title:	President and CEO

Acknowledged and Agreed to

on February 8, 2013:

/s/ Gary Titus
Gary Titus

EXHIBIT A

FORM OF RELEASE

In exchange for the Stay Bonus amounts and benefits described in the letter agreement between SciClone Pharmaceuticals, Inc. (the “Company”) and me of January     , 2013, I hereby release the Company, its parents and subsidiaries, and their officers, directors, employees, attorneys, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, and causes of action of every kind and nature, whether known or unknown, based upon or arising out of any agreements, events, acts, omissions or conduct at any time prior to and including the execution date of this Release, including, but not limited to: all claims concerning my employment with the Company or the termination of that employment; all claims pursuant to any federal, state or local law, statute, or cause of action, including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; race, sex, age or other discrimination or harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

I am knowingly, willingly and voluntarily releasing any claims I may have under the ADEA. I acknowledge that the consideration given for the release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) this Release does not apply to any rights or claims that may arise after I sign it; (b) I have the right to consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign this Release earlier); (d) I have seven (7) days after I sign this Release to revoke it; and (e) this Release shall not be effective until the eighth day after it is signed by me.

In giving this release, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown claims I may have, and I affirm that it is my intention to release all known and unknown claims that I have or may have against the parties released above.

This Release contains the entire agreement between the Company and me regarding the subjects above, and it cannot be modified except by a document signed by me and an authorized representative of the Company.

Date:	GARY TITUS

SCICLONE PHARMACEUTICALS, INC.

Date:	By:

Its: